EX-4.ll

                                       JACKSON NATIONAL LIFE
                                           INSURANCE COMPANY  [Graphic Omitted]
[2900 Westchester Avenue                         OF NEW YORK
Purchase, New York 10577]                    A STOCK COMPANY

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                  3 YEAR WITHDRAWAL CHARGE SCHEDULE ENDORSEMENT

THIS ENDORSEMENT IS MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED AND IS EFFECTIVE ON THE ISSUE DATE. TO THE EXTENT ANY PROVISIONS CONTAINED IN THIS ENDORSEMENT ARE CONTRARY TO OR INCONSISTENT WITH THOSE OF THE CONTRACT TO WHICH IT IS ATTACHED, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL. THE BENEFITS DESCRIBED IN THIS ENDORSEMENT WILL CEASE UPON TERMINATION OF THE CONTRACT. THIS 3 YEAR WITHDRAWAL CHARGE SCHEDULE BENEFIT MAY ONLY BE ELECTED PRIOR TO THE ISSUE DATE.

The CONTRACT is amended as follows:

1. The following language is added to the CONTRACT DATA PAGE of the Contract:

"3 YEAR WITHDRAWAL CHARGE    On an annual basis, this charge equals 0.45% of the
SCHEDULE CHARGE:             daily net asset value of the Investment Divisions."

2. The Withdrawal Charge schedule of the CONTRACT DATA PAGE of the Contract is deleted and replaced with the following schedule:

"WITHDRAWAL CHARGE:         COMPLETED YEARS SINCE
                              RECEIPT OF PREMIUM                     PERCENTAGE
                                       0                                6.0%
                                       1                                4.5%
                                       2                                2.0%
                                       3+                                0%"

                                        SIGNED FOR THE JACKSON NATIONAL LIFE
                                        INSURANCE COMPANY OF NEW YORK

                                        /s/ Clark P. Manning

                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER


7429NY